Exhibit 10.28

FRIENDFINDER NETWORKS INC.

6800 BROKEN SOUND PARKWAY

SUITE 200

BOCA RATON FL 33487

April 1, 2010

Ezra Shashoua

3990 NW 52nd Place

Boca Raton,  FL  33496

Re:

Second Restated Employment Offer For Position Of Chief Financial Officer

Dear Ezra:

On behalf of Friendfinder Networks Inc. and its subsidiaries (the “Company”),  I am pleased to restate to you the conditions of your employment in  the position of Chief Financial Officer, reporting directly to Marc Bell and Daniel C. Staton. This letter agreement supercedes the letter agreements dated September 6, 2007 and July 8, 2008, which are of no further force.  This position is based in the Company’s Boca Raton, Florida offices (currently located at 6800 Broken Sound Parkway, Suite 100, Boca Raton, Florida  33487).

1.

Base salary: Effective as of April 1, 2010, your base annual salary is payable semi-monthly in accordance with the Company’s standard payroll practices at the rate of   $20,000 per pay period ($480,000 annually).

2.

Other Compensation: Contingent upon your continued employment through and at the end of the IPO (Initial Public Offering) process, and based on the achievement of specific goals and objectives set forth and agreed to with and by Senior Management, you will be eligible for an annual performance based bonus of up to fifty percent (50%) of your then current annual salary with PMGI.  In addition, you will receive in 2010  a guaranteed bonus of $233,333, to be paid on a date chosen by you upon at least 5 days prior notice to the Company.

3.

Intentionally omitted.

4.

Start date:  Your start date of employment was January 1, 2008.

5.

Equity compensation (Friendfinder): It is contemplated that the Company will be issuing options imminently and restricted stock upon the consummation of an IPO.  You will receive options from time to time in an amount and other terms equal to those received by the top tier of senior executives pursuant to the Company’s Stock Option Plan.  The amount of options to be issued to you initially is currently planned to be 1,000,000   In addition, upon the consummation of an IPO, restricted stock will be issued to you from time to time in an amount and other terms equal to those received by the then top tier of senior executives of the Company receiving such stock.

6.

Intentionally omitted.

7.

Benefits and vacation time: Beginning the first day of the month following your full-time employment start date, you will be eligible for the standard Company health insurance, dental insurance, disability insurance, life insurance, and other benefit plans, consistent with the terms of such plans and as set forth in the summary plan documents, a copy of which the Company will provide to you.  Beginning the first day of the month following ninety days after your full-time employment start date, you will be eligible for the standard 401(K) savings plan.  Vacation shall be as agreed to between the parties but in no event less than 4 weeks.

8.

Responsibilities:  You will be responsible for the Chief Financial Officer function. You will also be responsible for functions and such other duties as may be reasonably assigned by the Company from time to time and consistent with or complementary to your duties as described herein.  You will devote all of your professional time, attention, energy and skill to the business and affairs of the Company.  You will serve the Company faithfully and diligently to the best of your ability.  We acknowledge your prior commitment and understand that you may need to devote some time to completing that project.(to Incubrands Spirits Group llc.)

9.

At-will employment:  The Company is an “at will” employer and you are an “at will” employee.  As such, your employment is not for any definite period of time, and either you or the Company may terminate such employment for any reason, at any time, with or without cause, and with or without notice.  Similarly, as an employee of the Company, you will be subject to such employment policies and terms and conditions as the Company may adopt or modify from time to time, and nothing in this offer letter, or told or given to you during your employment should be interpreted as a guarantee or contract for continued employment.

10.

Termination without Cause:  If you are terminated without Cause, as the Company may elect to do,, or in the event an IPO does not take place within one year of the Friend Finder acquisition, or if a change of control takes place within one  year of the Friend Finder acquisition, or should the base  of the Chief Financial Officer relocate from Boca Raton, Florida, you will have the option of exercising your right to resign your position and the Company shall pay you the lump sum of  $480,000 within 30 days of such resignation, as well as any unpaid bonus previously awarded or guaranteed (the “Severance Payment”). “Cause” shall be a willful failure or refusal on your part to perform your duties under this Agreement; willful failure or refusal to carry out the lawful directions of your superiors provided that you shall not be liable for willfully failing or refusing to perform your duties under this agreement for any actions undertaken or not undertaken as the result of following the lawful directions of your superiors; willful gross misconduct on your part, including but not limited to theft, violent work-related behavior, violation of the Company’s sexual or other unlawful workplace harassment policies or repeated acts of gross insubordination; willful dishonesty or fraud in connection with your employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates; indictment or conviction of a crime other than a minor traffic infraction; or material breach of one or more provisions of this Agreement  If you are terminated with Cause, you shall receive only unpaid salary through the date your employment is terminated and shall forfeit all entitlement to [as yet unvested] stock options and unpaid bonus.

11.

D&O insurance coverage:  The Company shall cover you in its standard D&O   insurance policy, under the current limits and evidence in place. To the fullest extent permitted by law, the Company shall indemnify, defend, protect and hold you harmless from and against all claims, demands, causes of action, actions, suits, costs, damages, penalties, fines, liabilities, losses and expenses, whether civil or criminal, including without limitation reasonable  and reasonably documented attorneys’ fees and consultants’ fees and expenses arising out of or resulting from the performance of your duties within the scope of your employment, provided that (i) all such obligations shall first be satisfied on behalf of the Company via its insurance coverages consistent with the terms of such coverages; (ii) you provide immediate notice to Marc Bell, Daniel C. Staton and the Company’s General Counsel of any matters that you believe could trigger the Company’s obligations pursuant to this Section; and (iii) as between you and the Company, the Company shall have sole control over the defense, strategy and resolution of such matters, and you will cooperate as requested by the Company and its representatives in connection with the defense and resolution of all such matters, provided that as to this provision (iii) you have the right to decline representation provided by the Company and engage, on your own behalf and at your own (i.e., non-indemnified) expense, independent counsel chosen by you and approved by the Company should any civil or criminal proceedings be asserted against you personally.

12.

Intellectual property and confidentiality.

a.

Intellectual property.  All inventions, trade secrets, works of authorship and other intellectual property created by you in part or in whole during your employment with Company using Company resources, or otherwise related to the actual or prospective businesses or interests of the Company, shall be owned exclusively by the Company and shall be deemed “work made for hire” to the extent permissible under applicable law.  You agree to execute and deliver promptly, at the Company’s expense, all assignments and other documents requested by the Company to confirm the Company’s ownership of such in such intellectual property.  You hereby waive any and all moral rights you might have in such intellectual property. You agree that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by you, solely or jointly with others, after your termination of employment with the Company that are based on the Company's trade secrets or confidential information shall belong to the Company and you hereby assign any and all rights in such items to the Company.

You agree you will fully and promptly disclose, in writing, to the Company all inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information which you may, solely or jointly with others, conceive, discover, make or develop while employed with the Company.

13.

Confidentiality.

As a result of your employment with the Company, you agree you will have access to “confidential information” about the Company and its business, subsidiaries, and affiliates. You agree that you will not at any time utilize for personal benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any confidential information concerning the Company and its business, subsidiaries and affiliates, which was disclosed to or acquired by you at any time during the Term of this Agreement, except upon direct written authority of Marc Bell, Daniel C. Staton or the Chief Executive Officer.  You specifically agree that all confidential information or knowledge concerning matters affecting or relating to the Company’s business obtained by you during your employment is deemed to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill.

“Confidential information,” as used herein, means information which includes, but is not limited to, the names, buying habits or practices of any of the Company’s customers; operational, marketing and fundraising strategies; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in the Company’s business; compensation paid to employees and other terms of employment; merchandising or sales techniques; contracts and licenses; business systems; computer software and programs (including object code and source code), network architecture, protocols, and any other confidential information of, about, or concerning the business of the Company and its parents, subsidiaries and affiliates, their manners of operation, or other confidential data of any kind.

Enclosed you will find two copies of our Offer of Employment. Please contact me as soon as you have reached a decision concerning our offer of employment. Indicate your acceptance of this offer by signing and dating below and returning this signed offer letter to Carmela Monti, Vice President, Human Resources via fax 212-702-6283. You may keep one copy for your records.

We are very excited about the contributions you can make to the Friendfinder Team!  Should you have any questions concerning the enclosed information or need additional information, please contact me at (561) 988-1724.

/s/ Daniel C. Staton
Daniel C. Staton	Date
Chairman

ACKNOWLEDGED AND AGREED

/s/ Ezra Shashoua	4/9/10
Ezra Shashoua	Date

3